Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports

Third Quarter 2011 Results

Third quarter results compared to the prior year:

•	Diluted EPS of $1.11 per share, up 50% from $0.74 per share

•	Net Income of $53.9 million, up 60% from $33.7 million

•	Operating margin of 5.8%, up 120 basis points from 4.6%

•	Consolidated sales of $1.58 billion increased 19% from $1.32 billion

PITTSBURGH, October 20, 2011/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced its 2011 third quarter financial results.

The following results are for the three months ended September 30, 2011 compared to the three months ended September 30, 2010:

•

Consolidated net sales were $1,580.4 million for the third quarter of 2011, compared to $1,324.6 million for the third quarter of 2010. The 19.3% increase in sales includes positive impacts of approximately 6.9% from acquisitions and 1.1% from foreign exchange rates, resulting in organic sales growth of approximately 11.3%. Sequential sales increased 3.7%, and includes a positive impact of approximately 0.1% from acquisitions and a negative impact of approximately 0.1% from foreign exchange.

•	Gross profit of $315.7 million, or 20.0% of sales, for the third quarter of 2011 was up 50 basis points, compared to $257.8 million, or 19.5% of sales, for the third quarter of 2010.

•

Selling, general & administrative (SG&A) expenses of $216.2 million, or 13.7% of sales, for the third quarter of 2011 improved 70 basis points, compared to $190.6 million, or 14.4% of sales, for the third quarter of 2010.

•

Operating profit was $91.8 million for the current quarter, up 49.8% from $61.2 million for the comparable 2010 quarter. Operating profit as a percentage of sales was 5.8% in 2011, up 120 basis points from 4.6% in 2010.

•

Total interest expense for the third quarter of 2011 was $15.1 million, compared to $13.7 million for the third quarter of 2010. Interest expense for the current quarter included the write-off of $1.8 million of deferred financing fees as a result of a new revolving credit agreement. Non-cash interest expense, which includes convertible debt interest, interest related to uncertain tax positions, and the amortization of deferred financing fees, for the third quarter of 2011 and 2010 was $3.5 million and $2.1 million, respectively.

•	The effective tax rate for the current quarter was 29.7%, compared to 29.1% for the prior year quarter.

•	Net income of $53.9 million for the current quarter was up 60.1% from $33.7 million for the prior year quarter.

•

Earnings per diluted share for the third quarter of 2011 was $1.11 per share, based on 48.5 million diluted shares, and was up 50.0% from $0.74 per share in the third quarter of 2010, based on 45.5 million diluted shares. Earnings per diluted share for the third quarter, adjusted for the $1.8 million write-off of deferred financing fees as a result of a new revolving credit agreement, would have been $1.13 per diluted share. The acquisitions of TVC Communications in December 2010 and RECO in March 2011 had a favorable impact of approximately $0.10 per diluted share on third quarter results.

•	Free cash flow for the third quarter of 2011 was $41.2 million, compared to $2.6 million for the third quarter of 2010.

Mr. John J. Engel, WESCO’s Chairman and Chief Executive Officer, stated, “Our third quarter results reflect our effective execution and consistent ability to deliver strong earnings growth in a challenging economic environment. We have now posted five consecutive quarters of double digit organic sales and backlog growth. Operating margins improved 120 basis points to 5.8% in the third quarter, driven by a balanced contribution of gross margin expansion and operating cost leverage. We also completed the acquisition of Brews Supply on October 3, our fourth acquisition since June of last year. These acquisitions are exceeding our expectations and have expanded our portfolio of value creation solutions and strengthened our business. Our investments are paying off with our growth strategy driving improvements in our market position and increased profitability of our business.”

The following results are for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010:

•

Consolidated net sales were $4,536.2 million for the first nine months of 2011, compared to $3,732.3 million for the first nine months of 2010. The 21.5% increase in sales includes positive impacts of approximately 7.1% from acquisitions and 1.1% from foreign exchange rates, resulting in organic sales growth of approximately 13.3%.

•	Gross profit of $908.5 million, or 20.0% of sales, for the first nine months of 2011 was up 50 basis points, compared to $728.2 million, or 19.5% of sales, for the first nine months of 2010.

•	SG&A expenses of $644.2 million, or 14.2% of sales, for the first nine months of 2011 improved 80 basis points, compared to $559.6 million, or 15.0% of sales, for the first nine months of 2010.

•

Operating profit was $241.4 million for the first nine months of 2011, up 60.1% from $150.9 million for the comparable 2010 period. Operating profit as a percentage of sales was 5.3% in 2011, up 130 basis points from 4.0% in 2010.

•

Total interest expense for the first nine months of 2011 was $41.6 million, compared to $41.7 million for the first nine months of 2010. Interest expense for the nine months ended September 30, 2011 included the write-off of $1.8 million of deferred financing fees as a result of a new revolving credit agreement. Non-cash interest expense, which includes convertible debt interest, interest related to uncertain tax positions, and the amortization of deferred financing fees, for the first nine months of 2011 and 2010 was $7.2 million and $6.3 million, respectively.

•	The effective nine-month tax rate was 29.2% for 2011 compared to 28.9% for 2010.

•	Net income of $141.4 million for the first nine months of 2011 was up 75.3% from $80.7 million for the first nine months of 2010.

•

Earnings per diluted share for the first nine months of 2011 was up 58.7% to $2.84 per share, based on 49.8 million diluted shares, versus $1.79 per share for the first nine months of 2010, based on 45.2 million diluted shares. Earnings per diluted share for the nine months ending September 30, 2011, adjusted for the $1.8 million write-off of deferred financing fees as a result of a new revolving credit agreement, would have been $2.86 per diluted share. The acquisitions of Potelcom in June 2010, TVC Communications in December 2010, and RECO in March 2011 had a favorable impact of approximately $0.29 per diluted share on year-to-date results.

•	Free cash flow for the first nine months of 2011 was $47.8 million, compared to $65.4 million in the comparable prior year period.

Mr. Engel, continued, “The strength, diversity, and operating leverage of our business positions us well in today’s economic environment. The expansion of our business model beyond the scope of traditional distribution is creating significant value for our customers and suppliers. We enter the fourth quarter of 2011 with a record pipeline of opportunities, and continue to accelerate our One WESCO approach of partnering with suppliers in providing global supply chain solutions for our customers.”

# # #

Teleconference Access

WESCO will conduct a teleconference to discuss the third quarter earnings as described in this News Release on Thursday, October 20, 2011, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s website at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.

# # #

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2010 annual sales were approximately $5.1 billion. The Company employs approximately 7,000 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

# # #

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Richard Heyse, Vice President & Chief Financial Officer

WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566

http://www.wesco.com

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(dollar amounts in millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30, 2011		Three Months Ended September 30, 2010
Net sales	$1,580.4		$1,324.6
Cost of goods sold (excluding depreciation and amortization below)	1,264.7	80.0%	1,066.8	80.5%
Selling, general and administrative expenses	216.2	13.7%	190.6	14.4%
Depreciation and amortization	7.7		6.0

Income from operations	91.8	5.8%	61.2	4.6%
Interest expense, net	15.1		13.7
Other income	—		—

Income before income taxes	76.7	4.9%	47.5	3.6%
Provision for income taxes	22.8		13.8

Net income	$53.9	3.4%	$33.7	2.5%

Earnings per diluted common share	$1.11		$0.74
Weighted average common shares outstanding and common share equivalents used in computing earnings per diluted share (in millions)	48.5		45.5

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(dollar amounts in millions, except per share amounts)

(Unaudited)

	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2010
Net sales	$4,536.2		$3,732.3
Cost of goods sold (excluding depreciation and amortization below)	3,627.7	80.0%	3,004.1	80.5%
Selling, general and administrative expenses	644.2	14.2%	559.6	15.0%
Depreciation and amortization	22.9		17.7

Income from operations	241.4	5.3%	150.9	4.0%
Interest expense, net	41.6		41.7
Other income	—		(4.3)

Income before income taxes	199.8	4.4%	113.5	3.0%
Provision for income taxes	58.4		32.8

Net income	$141.4	3.1%	$80.7	2.2%

Earnings per diluted common share	$2.84		$1.79
Weighted average common shares outstanding and common share equivalents used in computing earnings per diluted share (in millions)	49.8		45.2

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(dollar amounts in millions)

(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Current Assets
Cash and cash equivalents	$94.0	$53.6
Trade accounts receivable, net	950.4	792.7
Inventories, net	631.4	588.8
Other current assets	86.0	78.6

Total current assets	1,761.8	1,513.7
Other assets	1,305.6	1,313.1

Total assets	$3,067.4	$2,826.8

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$646.6	$537.5
Current debt	5.2	4.0
Other current liabilities	170.9	166.7

Total current liabilities	822.7	708.2

Long-term debt	725.7	725.9
Other noncurrent liabilities	235.5	244.1

Total liabilities	1,783.9	1,678.2

Stockholders’ Equity
Total stockholders’ equity	1,283.5	1,148.6

Total liabilities and stockholders’ equity	$3,067.4	$2,826.8

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(dollar amounts in millions)

(Unaudited)

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010

Operating Activities:
Net income	$141.4	$80.7
Add back (deduct):
Depreciation and amortization	22.9	17.7
Deferred income taxes	7.7	(4.6)
Change in Trade and other receivables, net	(154.7)	(149.6)
Change in Inventories, net	(44.2)	(40.9)
Change in Accounts Payable	110.6	118.4
Other	(11.9)	53.8

Net cash provided by operating activities	71.8	75.5

Investing Activities:
Capital expenditures	(24.0)	(10.1)
Acquisition payments	(8.2)	(14.3)
Proceeds from sale of subsidiary	—	40.0
Repayment of note receivable	—	15.0
Other	0.1	4.9

Net cash (used) provided by investing activities	(32.1)	35.5

Financing Activities:
Debt borrowing (repayments), net	(1.0)	(115.5)
Equity activity, net	(2.6)	1.2
Other	8.8	(8.6)

Net cash provided (used) by financing activities	5.2	(122.9)

Effect of exchange rate changes on cash and cash equivalents	(4.5)	2.7

Net change in cash and cash equivalents	40.4	(9.2)
Cash and cash equivalents at the beginning of the period	53.6	112.3

Cash and cash equivalents at the end of the period	$94.0	$103.1

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollar amounts in thousands)

(Unaudited)

Financial Leverage:	Twelve Months Ended September 30, 2011	Twelve Months Ended December 31, 2010
Income from operations	$301,534	$210,919
Depreciation and amortization	29,112	23,935

EBITDA(1)	$330,646	$234,854

	September 30, 2011	December 31, 2010
Current debt	$5,206	$3,988
Long-term debt	725,669	725,893
Debt discount related to convertible debentures(2)	176,559	178,427

Total debt including debt discount	$907,434	$908,308

Financial leverage ratio	2.7	3.9

Note: Financial leverage is provided by the Company as an indicator of capital structure position. Financial leverage is calculated by dividing total debt, including debt discount, by the trailing twelve months earnings before interest, taxes, depreciation and amortization (EBITDA).

Free Cash Flow: (dollar amounts in millions)	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Cash flow provided by operations	$49.3	$6.7	$71.8	$75.5
Less: Capital expenditures	(8.1)	(4.1)	(24.0)	(10.1)

Free Cash flow	$41.2	$2.6	$47.8	$65.4

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company’s financing needs.

(1)	EBITDA does not include proforma adjustments for recent acquisitions.
(2)	The convertible debentures are presented in the consolidated balance sheets in long-term debt net of the unamortized discount.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(dollar amounts in millions)

(Unaudited)

Gross Profit:	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010
Net Sales	$1,580.4	$1,324.6
Cost of goods sold (excluding depreciation and amortization)	1,264.7	1,066.8

Gross profit	$315.7	$257.8

Gross margin	20.0%	19.5%

Gross Profit:	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Net Sales	$4,536.2	$3,732.3
Cost of goods sold (excluding depreciation and amortization)	3,627.7	3,004.1

Gross profit	$908.5	$728.2

Gross margin	20.0%	19.5%

Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.